Exhibit 99.1

News Release

Tesoro Announces New Executive Vice President, Operations

SAN ANTONIO – March 9, 2011 - Tesoro Corporation (NYSE:TSO) announced today that Dan Romasko will join Tesoro as the new Executive Vice President, Operations, effective March 21, 2011. Romasko will assume responsibility for the Refining, Marketing, Logistics and Marine organizations.

“Dan’s strong leadership capabilities and extensive industry experience will be a great asset to the company,” said Tesoro President and CEO Greg Goff. “We are pleased that he will be a part of the Tesoro organization.”

Romasko joins Tesoro from Suncor Energy, where he most recently held the positions of Vice President, Operations Integrity and Vice President, Technical Operations and Competence. In these roles he was responsible for implementation of Suncor’s operational excellence strategy with particular emphasis on improving reliability, safety and environmental performance.

Romasko earned a Bachelor’s of Science degree in chemical engineering from Montana State University and worked for over 20 years with ConocoPhillips, where he built his extensive experience in the refining industry. At ConocoPhillips he held leadership positions in transportation, pipeline, supply and trading, global specialty products and refining. Romasko also worked for Petro-Canada as the General Manager of their Fort Hills syncrude operations, which merged with Suncor in 2009.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. As of December 31, 2010, our retail segment included a network of 880 branded retail stations under the Tesoro®, Shell®, USA GasolineTM and Mirastar® brands.

Please visit us at www.tsocorp.com

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355
or
Media:
Mike Marcy, Manager, External Affairs, (210) 626-4697